Exhibit 99.2
DEVELOPERS DIVERSIFIED
For Immediate Release:

Contact:	William H. Schafer
Executive Vice President and Chief Financial Officer
Developers Diversified
216.755.5500
DEVELOPERS DIVERSIFIED ANNOUNCES PRICING OF $600 MILLION
OF CONVERTIBLE SENIOR NOTES AND REPURCHASE
OF $117.0 MILLION IN COMMON SHARES
CLEVELAND, OH; MARCH 7, 2007 - Developers Diversified Realty Corporation (NYSE: DDR) today announced it priced its offering of $600 million aggregate principal amount of convertible senior unsecured notes due 2012 and will repurchase $117.0 million of its common shares.
The notes will pay interest semiannually at a rate of 3.00% per annum and mature on March 15, 2012. The notes will have an initial conversion rate of approximately 13.3783 common shares per $1,000 principal amount of the notes, representing a conversion price of approximately $74.75 per common share and a conversion premium of approximately 20.00% based on the last reported sale price of $62.29 per common share on March 7, 2007. The initial conversion rate is subject to adjustment under certain circumstances. The notes will be convertible, upon the occurrence of specified events and during the period beginning on January 15, 2012 and ending on the second business day prior to the maturity date, into cash up to their principal amount and Developers Diversified’s common shares in respect of the remainder, if any, of the conversion value in excess of such principal amount. Closing of the sale of the notes and repurchase by Developers Diversified of $117.0 million of its common shares is expected to occur on March 13, 2007. Net proceeds from this offering are estimated to be approximately $587.5 million, after deducting estimated fees and expenses of approximately $12.5 million.
Developers Diversified has entered into three capped convertible note hedge transactions with affiliates of the initial purchasers of the notes to increase the effective conversion price of the notes to $87.21 per common share, which represents a 40.0% premium based on the March 7, 2007 closing price of $62.29 per common share. The net cost of the three capped convertible note hedge transactions was approximately $32.6 million and is recorded in the equity section of Developers Diversified’s balance sheet and therefore not included in interest expense.
The counterparties have advised Developers Diversified that, in connection with hedging the three capped convertible note hedge transactions and simultaneously with the pricing of the notes, the counterparties or their respective affiliates have purchased Developers Diversified common shares and/or have entered into various derivative transactions with respect to Developers Diversified common shares and that they may continue to do so shortly after pricing of the notes. These activities could have had the effect of increasing or preventing a decline in the price of Developers Diversified common shares concurrently with or shortly after the pricing of the notes. In addition, following pricing of the notes in connection with the dynamic hedging of the capped convertible note hedge transactions, the counterparties and/or their respective affiliates may enter into or unwind various derivatives and/or purchase or sell Developers Diversified common shares in secondary market transactions, including during the observation period relating to any conversion of the notes.
Developers Diversified expects to use the net proceeds from the offering to repurchase $117.0 million of its common shares at a price of $62.29 per common share, to fund the $32.6 million cost of the capped convertible note hedge transactions and to pay off floating rate borrowings, including borrowings outstanding under various credit facilities.
The notes will be sold through an offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.
This release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the common shares that may be issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Developers Diversified considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to Developers Diversified’s expectation for future periods. Although Developers Diversified believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Developers Diversified to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to Developers Diversified’s Annual Report on Form 10-K for the year ended December 31, 2006.